As Filed with the Securities and Exchange
                                       Commission on December 24, 2002

                                       Registration No. 333-55098

 ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                         POST-EFFECTIVE AMENDMENT NO. 3

                                       TO

                                    FORM S-11
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                           --------------------------

            Global Express Capital Real Estate Investment Fund I, LLC (Exact name of registrant as specified in its governing instruments)

         8540 South Eastern Avenue, Suite 200, Las Vegas, Nevada 89123,
                                 (702) 794-4411
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Connie S. Farris, Chief Executive Officer
   Conrex International Financial, Inc. d/b/a Global Express Capital Mortgage
          8540 South Eastern Avenue, Suite 200, Las Vegas, Nevada 89123
                                 (702) 794-4411
          (Address, including zip code, and telephone number, including area code, of agent for service)

      The commission is requested to send copies of all communications to:
                             Elliot H. Lutzker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                          New York, New York 10158-0125

Approximate date of commencement of proposed sale to the public: N/A.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                              EXPLANATORY PARAGRAPH

      Global Express Capital Real Estate Investment Fund I, LLC (the "Registrant") is filing this Post-Effective Amendment No. 3 to its Registration Statement on Form S-11 (No. 333- 55098) solely in order to update the audited financial statements including in the prospectus which forms part of this registration statement in accordance with Section 10(a)(3) of the Securities Act of 1933, as amended. The audited financial statements included herein were previously filed with the Commission in the Registrant's Annual Report on Form 10-KSB for December 31, 2001. They have been distributed to investors with a copy of the prospectus, as previously amended and supplemented.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements:

Balance Sheet for the Year Ended December 31, 2001 ......................... F-2

Statement of Operations and Accumulated Deficit
for the Year Ended December 31, 2001 ....................................... F-3

Statement of Changes in Members' Equity
for the Year Ended December 31, 2001 ....................................... F-4

Statement of Cash Flows for the Year Ended December 31, 2001 ............... F-5

Notes to Financial Statements  as of December 31, 2001 .............. F-6 to F-9

(b) Exhibits:

1.1   Form of Underwriting Agreement. (3)

1.2   Form of Selected Dealer Agreement. (3)

3     Articles of Organization, as amended. (1)

4.1   Amended and Restated Operating Agreement of Registrant. (4)

4.2   Subscription Agreement and Power of Attorney. (4)

4.3   Form of Unit Certificate. (3)

5.1 Opinion of Snow Becker Krauss P.C. with respect to legality of the securities. (2)

8 Opinion of Snow Becker Krauss P.C. with respect to federal income tax matters. (2)

10.1  Escrow Agreement with Southwest Escrow Company, as Escrow Agent. (3)

23.1  Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1). (2)

23.2  Consent of James R. Bonzo, C.P.A. (3)

23.3  Consent of Chavez & Koch, CPA's, Ltd. *

-------------
* Filed Herewith.

(1)   Filed with the Registration Statement filed on February 6, 2001.

(2) Filed with Amendment No. 3 to the Registration Statement filed on September 10, 2001.

(3) Filed with Amendment No. 4 to the Registration Statement filed on September 27, 2001.

(4) Filed with Post-Effective Amendment No. 2 to the Prospectus filed on July 2, 2002.

                          INDEPENDENT AUDITORS' REPORT

To the Members of
Global Express Capital Real Estate Investment Fund I, LLC:

We have audited the accompanying balance sheet of Global Express Capital Real Estate Investment Fund I, LLC. as of December 31, 2001 and the related statement of operations and accumulated deficit, changes in members' equity, and cash flows for December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Express Capital Real Estate Investment Fund I, LLC as of December 31, 2001, and the result of its operations, cash flows and changes in members' equity for the period ended December 31, 2001, in accordance with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As disclosed in Note 5 to these financial statements, the Company has had limited operations and has not established a long-term source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regards to this issue is also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        Chavez & Koch, CPA's, Ltd.

March 22, 2002
Henderson, Nevada

                       GLOBAL EXPRESS CAPITAL REAL ESTATE
                             INVESTMENT FUND I, LLC.
                                  BALANCE SHEET
                             AS OF DECEMBER 31, 2001


ASSETS
------
                                         2001
                                      ----------
CURRENT ASSETS:
    Cash                              $       10
    Prepaid expenses                          --
                                      ----------
       TOTAL CURRENT ASSETS                   10

FIXED ASSETS:
    Equipment                                 --
    Less:  Accumulated depreciation           --
                                      ----------
       TOTAL FIXED ASSETS                     --

TOTAL ASSETS                          $       10
                                      ==========


MEMBERS' EQUITY
---------------


MEMBERS' EQUITY
    Members' Equity                   $       --
    Contributed capital                       10
    Retained earnings                         --
                                      ----------

       TOTAL MEMBERS' EQUITY          $       10
                                      ==========


    The accompanying independent auditors' report and the notes to financial statements should be read in conjunction with this Balance Sheet.

                       GLOBAL EXPRESS CAPITAL REAL ESTATE
                             INVESTMENT FUND I, LLC.
                 STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 2001


                                                   2001
                                                ----------

REVENUES:                                       $       --

COST OF REVENUE:                                        --
                                                ----------
      Gross profit                                      --

EXPENSES:
      General & administrative                          --
                                                ----------
          Total expenses                                --

NET INCOME (LOSS)                               $       --
                                                ==========

Weighted average number of shares outstanding           --
                                                ----------

Net income (loss) per share                     $       --
                                                ==========


    The accompanying independent auditors' report and the notes to financial statements should be read in conjunction with this Statement of Operations and Accumulated Deficit.

                       GLOBAL EXPRESS CAPITAL REAL ESTATE
                            INVESTMENT FUND I, LLC.
                    STATEMENT OF CHANGES IN MEMBERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 2001


                                    Additional                  Total
                         Common      Paid-in    Accumulated    Members'
                         Stock       Capital      Deficit       Equity
                       ----------   ----------   ----------   ----------
Balance, beginning             --           --           --           --
Capital Contribution           --           --           --           --
Balance, ending                --           --           --           --
                       ----------   ----------   ----------   ----------

                       $       --   $       --   $       --   $       --
                       ==========   ==========   ==========   ==========


         The accompanying independent auditors' report and the notes to financial statements should be read in conjunction with
                  this Statement of Changes in Members' Equity.

                       GLOBAL EXPRESS CAPITAL REAL ESTATE
                             INVESTMENT FUND I, LLC.
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001


                                                            2001
                                                         ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                    $       --
    Adjustments to reconcile loss to net cash provided
    by operating activities:                                     --
                                                         ----------
Net cash provided by (used in) operating activities              --
                                                         ----------

CASH FLOWS FROM INVESTING ACTIVITIES:                            --
                                                         ----------

CASH FLOWS FROM FINANCING ACTIVITIES:                            --
                                                         ----------

NET INCREASE IN CASH                                             --
                                                         ----------

CASH, BEGINNING OF PERIOD                                        --
                                                         ----------

CASH, END OF PERIOD                                      $       --
                                                         ==========

SUPPLEMENTAL INFORMATION:
    Interest paid                                        $       --
                                                         ==========
    Taxes paid                                           $       --
                                                         ==========


             The accompanying independent auditors' report and the
                 notes to financial statements should be read in conjunction with this Statement of Cash Flows.

                       GLOBAL EXPRESS CAPITAL REAL ESTATE
                             INVESTMENT FUND I, LLC.
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2001

NOTE 1 - ORGANIZATION AND PURPOSE

     Global Express Capital Real Estate Investment Fund I, LLC (the "Fund') filed Articles of Organization as a Limited Liability Company on November 21, 2000 in the State of Nevada. The managing member of the Fund is Conrex International Financial, Inc. d/b/a Global Express Capital Mortgage. The liability of the members shall be eliminated and limited to the maximum extent permitted by Section 86.271 and any other applicable section of the LLC law.

     The Fund will make direct investments in mortgage loans through origination or purchase of entire or fractional interests. The Fund will have legal right to the mortgages receivable.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Accounting

     Global Express Capital Real Estate Investment Fund I, LLC's policy is to prepare its financial statements on the accrual basis of accounting. The fiscal year end is December 31.

     Cash and Cash Equivalents

     Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased.

     Summary of Non-Cash Transactions

     There were no non-cash transactions.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reported period. Actual results could differ from those estimates.

     Property and Equipment

     The company operates, using the assets of affiliated companies.

                       GLOBAL EXPRESS CAPITAL REAL ESTATE
                             INVESTMENT FUND I, LLC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                             AS OF DECEMBER 31, 2001

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Advertising

     Advertising costs are to be expensed when incurred. Advertising expenses from inception to December 31, 2001 are $0.

     Income Taxes

     The Company has elected under the Internal Revenue Code to be taxed as partnership. In lieu of partnership income taxes, the Members' of the LLC are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

     Mortgages Held for Long-Term Investment

     The Fund will make direct investments in mortgage loans through origination or purchase of entire or fractional interests. The Fund will have legal right to the mortgages receivable. The Fund uses the lower of cost or market value to determine the amount recorded for mortgages held for long-term investment. Any difference between the loans' carrying amount and its outstanding principal balance is recognized as an adjustment to interest income using the interest method. When the ultimate recovery of the carrying amount of loans is doubtful and the impairment is not considered to be temporary, the Fund will reduce the carrying amount of any such reductions and will be reported as losses. Any recovery from the new cost basis will be reported as a gain only at the sale, maturity, or other disposition of the loans. As of December 31, 2001, there have been no such reductions.

     Loan Fees and Costs

     Net loan fees and costs associated with the mortgage loans held for investments are received by and paid by the Fund Manager. See Note 3 for information related to the loan fees and costs and how they are accounted for.

     Member Liability

     Members' rights, duties and powers are governed by the operating agreement of the Company. Members are not responsible for the obligations of the Company and will be liable only to the extent of the purchase price of the units, which is equivalent to the members' capital contribution. Members may be liable for any return of capital plus interest if necessary to discharge liabilities existing at the time of such return. Any cash distributed to members may constitute a return of capital.

                       GLOBAL EXPRESS CAPITAL REAL ESTATE
                             INVESTMENT FUND I, LLC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                             AS OF DECEMBER 31, 2001

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Company Term

     The Company will cease operating on December 31, 2016. Prior to dissolution, unanimous written consent of the members or the written consent of the manager is required.

NOTE 3 - RELATED PARTY TRANSACTIONS

     All of the loans are expected to be originated and serviced by the Conrex International Financial, Inc. d/b/a Global Express Capital Mortgage, the Manager of the Fund. As part of this agreement, the Manager will operate the Fund at its own expense, which includes the servicing of the loans that are not delinquent, maintaining an office, reviewing loan proposals and preparing financial statements and tax returns. The Manager has also agreed to pay for the expenses of the offering, including sales commissions, federal and state securities registration fees, legal and accounting fees and printing and mailing fees. As of December 31, 2001, the expenses for the Company, paid for by Global Express Capital Mortgage, totaled $244,806.

     As part of this arrangement the Manager may receive substantial fees and other compensation, including charges to borrowers for originating loans, participations in proceeds from the sale, refinancing or other disposition of the real estate securing the loans after repayment of such loans and fees for managing or selling any property received in connection with loan foreclosure or workout. Theses charges, participations and fees will not be reflected on the records of the Fund. As of December 31, 2001, there were no amounts related to theses charges, participations and fees. The Fund is unable to make an estimate of these charges, participations and fees for the foreseeable future as of December 31, 2001. When these charges, participations and fees become known to the Fund, they will be properly disclosed in the appropriate financial statements.

NOTE 4 - WARRANTS AND OPTIONS

     There are no warrants or options outstanding to acquire any additional shares of equity that are not disclosed in the equity section of the balance sheet.

NOTE 5 - GOING CONCERN

     The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which assumes the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue except as set forth herein. On October 4, 2001, as amended on January 17, 2002, the Securities and Exchange Commission

                       GLOBAL EXPRESS CAPITAL REAL ESTATE
                             INVESTMENT FUND I, LLC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                             AS OF DECEMBER 31, 2001

NOTE 5 - GOING CONCERN (CONTINUED)

     declared the Company's Registration Statement on Form S-11 effective. The registration concerns an offering on a "best efforts" basis of 1,000 units and up to a maximum of 100,000 units at $1,000 per unit. The proceeds of all units subscribed to date are being held in escrow until the minimum $1,500,000 is received by April 30, 2002, unless extended. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No.3 on Form S-11 and has duly caused this Post-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on December 23, 2002.

                        GLOBAL EXPRESS CAPITAL REAL ESTATE
                        INVESTMENT FUND I, LLC

                        By: Conrex International Financial, Inc. d/b/a Global Express Capital Mortgage, its Sole Manager

                         /s/ Connie S. Farris
                        --------------------------------------------------------
                        Connie S. Farris, Director and President
                        (Principal Executive Officer of Manager)

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacity and on the date indicated.

         NAME                        TITLE                            DATE
         ----                        -----                            ----

/s/ Connie S. Farris       Director and President of           December 23, 2002
------------------------   the Manager (Principal
Connie S. Farris           Executive Officer of Manager)

/s/ Lou Ann Kicker         Acting Chief Financial Officer      December 23, 2002
------------------------   of the Manager (Principal
Lou Ann Kicker             Financial Officer of the Manager)

Exhibit Index

1.1   Form of Underwriting Agreement. (3)

1.2   Form of Selected Dealer Agreement. (3)

3     Articles of Organization, as amended. (1)

4.1   Amended and Restated Operating Agreement of Registrant. (4)

4.2   Subscription Agreement and Power of Attorney. (4)

4.3   Form of Unit Certificate. (3)

5.1 Opinion of Snow Becker Krauss P.C. with respect to legality of the securities. (2)

8 Opinion of Snow Becker Krauss P.C. with respect to federal income tax matters. (2)

10.1  Escrow Agreement with Southwest Escrow Company, as Escrow Agent. (3)

23.1  Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1). (2)

23.2  Consent of James R. Bonzo, C.P.A. (3)

23.3  Consent of Chavez & Koch, CPA's, Ltd. *

------------------------
* Filed Herewith.

(1)   Filed with the Registration Statement filed on February 6, 2001.

(2) Filed with Amendment No. 3 to the Registration Statement filed on September 10, 2001.

(3) Filed with Amendment No. 4 to the Registration Statement filed on September 27, 2001.

(4) Filed with Post-Effective Amendment No. 2 to the Prospectus filed on July 2, 2002.